Exhibit 4.5

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”), dated as of September 14, 2006, is by and among LSP Gen Investors, LP, a Delaware limited partnership; LS Power Partners, LP, a Delaware limited partnership; LS Power Associates, L.P., a Delaware limited partnership; LS Power Equity Partners PIE I, LP, a Delaware limited partnership; LS Power Equity Partners, L.P., a Delaware limited partnership (collectively, the “Contributors”) and Chevron U.S.A. Inc., a Pennsylvania corporation (“CUSA”);

WITNESSETH:

WHEREAS, concurrently herewith, Dynegy Acquisition, Inc., a Delaware corporation (“Newco”), Falcon Merger Sub Co., an Illinois corporation and a wholly owned subsidiary of Newco (“Merger Sub” and, together with Newco, the “Newco Entities”), the Contributors, and Dynegy Inc., an Illinois corporation (“Dynegy”), are entering into a Plan of Merger, Contribution and Sale Agreement (as amended or supplemented from time to time, the “Merger Agreement”);

WHEREAS, in connection with the Merger Agreement, the Contributors and CUSA are parties to that certain Voting Agreement dated as of the date hereof (the “Voting Agreement”);

WHEREAS, execution and delivery of this Agreement is a condition to CUSA’s performance of its obligations under the Voting Agreement;

WHEREAS, concurrently herewith, Newco is entering into separate Registration Rights Agreements with the Contributors and with CUSA (collectively, the “Registration Rights Agreements”);

WHEREAS, the Contributors and CUSA desire to set forth certain agreements with respect to disposition of Registrable Common Stock (as defined in the Registration Rights Agreements) following the consummation of the Merger;

NOW, THEREFORE, in consideration of the premises, each of the Contributors and CUSA hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used but not defined in this Agreement shall have the meanings given them in the Merger Agreement.

Section 2. Representations and Warranties. Each party represents and warrants to each other party as follows: (a) this Agreement has been duly authorized by all requisite entity action on the part of such party (and, with respect to each Contributor, its general partner), (b) this Agreement has been duly executed and delivered by a duly authorized officer of such party and (c) this Agreement constitutes a valid and binding agreement of such party.

Section 3. Contributors’ Lock-Up Agreement. Each of the Contributors hereby agrees that, in the event (a) the Merger is consummated and (b) CUSA shall have voted for approval and adoption of the Merger Agreement, the Merger and the other Transactions in accordance with Section 1(a) of the Voting Agreement (whether or not the Voting Agreement was in effect at the time of such vote), until the expiration of the LS Lock-Up Period (as hereinafter defined), it shall not directly or indirectly transfer, sell, assign, convey, pledge, hypothecate, encumber, grant any option to purchase, purchase any option to sell, grant any proxy or enter into any voting or similar agreement with respect to (collectively, “Transfer”) or agree or contract to Transfer (including without limitation to any of such Contributor’s direct or indirect owners) any Newco A Shares or Newco B Shares (collectively, “Newco Common Stock”) except in a transaction pursuant to this Section 3 or to the extent a Transfer is required by any rule, regulation, order, writ or decree of any governmental or regulatory authority or agency; provided, however, that during the period beginning from the date that is 180 days after the Closing Date (“Day 180”) to the date that is 360 days after the Closing Date, the Contributors may Transfer up to 21,250,000 Newco B Shares, with an additional 21,250,000 Newco B Shares becoming Transferable on and after the first day of each succeeding 180-day period thereafter; provided, further, however, that if the Contributors Transfer collectively fewer than the amount of Newco B Shares permitted to be Transferred during any such 180-day period pursuant to this Section 3, an unused amount of up to 21,250,000 Newco B Shares may be carried over to the next succeeding 180-day period. For the avoidance of doubt, in no event may the Contributors Transfer more than 42,500,000 Newco B Shares during any such 180-day period. The term “LS Lock-Up Period” shall mean the period from the Closing Date to the earliest to occur of (a) the second anniversary of the Closing Date and (b) the expiration the Lock-Up Period (as defined in the Shareholder Agreement, without giving effect to any amendment, waiver or modification thereto after the date hereof). Notwithstanding the provisions of this Section 3, (i) each Contributor may tender all or a part of the Newco Common Stock directly owned by it to a third party at any time pursuant to a tender offer of Newco Common Stock approved by the Newco board of directors; and (ii) each Contributor may (A) Transfer all or a part of the Newco Common Stock directly owned by it to any Permitted Transferee (as defined in the Shareholder Agreement, without giving effect to any amendment, waiver or modification thereto after the date hereof) and (B) on and after Day 180, in a transaction or series of related transactions, distribute all or a part of the Newco Common Stock or other Newco securities directly owned by it to any of its direct or indirect owners (each, a “Distributee”) provided, that any such Permitted Transferee and any such Distributee that is a Contributor or an Affiliate (as hereinafter defined) of a Contributor (or a director, officer, general partner or employee or any such person) shall agree in writing with CUSA to be bound by all of the transferor’s obligations under this Agreement. The term “Affiliate” shall have the meaning given such term in Rule 144 under the Securities Act of 1933, as amended.

Section 4. Piggyback Rights. In the event at any time after Day 180 there shall not be available to the Contributors and CUSA one or more shelf registration statements of Newco on Form S-3 that would permit the offer and sale of Newco Common Stock by the Contributors and CUSA from time to time in accordance with the methods of distribution set forth in Rule 415 under the Securities Act (any such period, a “No-Shelf Period”), then each Contributor and CUSA shall have the right to participate in any underwritten registered offering of Newco Common Stock by any other party to this Agreement, as follows:

(a) In the event any Contributor or CUSA determines to effect an underwritten registered offering (any such offering, an “Offering”) of Newco Common Stock (any such party, an “Initiating Seller”), no fewer than 30 days prior to the proposed date of such Offering, such Initiating Seller will deliver written notice (an

“Offering Notice”) to each other party to this Agreement identifying the material details of such Offering, including the number of shares of Newco Common Stock the Initiating Seller proposes to include therein.

(b) Any other party to this Agreement shall have the right to elect to include its Newco Common Stock in any Offering by giving written notice (a “Election Notice”) to the Initiating Seller within 10 days after delivery of the applicable Offering Notice. Each Election Notice shall specify the number of shares of Newco Common Stock the Piggyback Seller elects to include in the Offering. Any party that makes such an election is referred to herein as a “Piggyback Seller.”

(c) In no event shall the aggregate number of shares included in any Offering by the Contributors exceed the maximum number of shares the Contributors are permitted to sell at that time pursuant to Section 3 (the “Applicable Limit”).

(d) In the event the representatives of the underwriters of any Offering advise the Initiating Seller and each Piggyback Seller with respect to such Offering that marketing factors require a limitation on the number of shares of Newco Common Stock to be underwritten pursuant to such Offering, the representatives of the underwriters may limit the number of Newco Common Stock to be included in such Offering; provided that the right to include shares of Newco Common Stock in any Offering subject to such a limit shall be allocated as follows:

(i) First, the right to include shares shall be allocated equally between CUSA and the Contributors, until the number of shares allocated to the Contributors equals the lesser of (x) the aggregate number of shares the Contributors propose to include in such Offering and (y) the Applicable Limit then in effect, if any;

(ii) Thereafter, CUSA shall be entitled to include in the Offering as many shares as it may elect in its sole discretion (subject to any limit imposed by the representatives of the underwriters in accordance with this Agreement).

(e) Except as set forth in this Agreement, each Offering shall be conducted in accordance with and subject to the terms of the Registration Rights Agreements.

(f) Each party’s right to include Newco Common Stock in any Offering shall be subject to the condition that such party enter into the underwriting agreement with respect to such Offering.

(g) No Offering shall include any shares of Newco Common Stock that are held by any Permitted Transferee or Distributee that is not a member of the Shareholder Control Group (as defined in the Shareholder Agreement, without giving effect to any amendment, waiver or modification thereto after the date hereof).

Section 5. Reciprocal Lock-Up. In the event that during any No-Shelf Period any Contributor or CUSA shall make any underwritten offering of Newco Common Stock pursuant to its Registration Rights Agreement with Newco, each other party to this Agreement hereby agrees that, to the extent requested by an underwriter or broker-dealer in connection with such underwritten offering, it will not effect any public offer, sale or distribution of any Newco Common Stock during the period beginning on the day following the pricing of the applicable offering and ending the number of days after the pricing of such offering reasonably requested by such underwriter or broker-dealer (but not to exceed the shorter of (x) the period beginning on the day following the pricing of the applicable offering and ending on the date the comparable “lock-up” with respect to any other party to this Agreement expires or is waived and (y) 60 days). Each party shall give prompt written notice to each other party to this Agreement in the event of any such expiration or waiver.

Section 6. Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Newco Common Stock, then, upon the occurrence of any split, subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement will automatically be proportionately adjusted to reflect the effect of such subdivision, combination or stock dividend.

Section 7. Indemnification. Each Contributor and CUSA hereby agrees to indemnify and hold harmless each other party to this Agreement, on the same terms and subject to the same conditions as it has agreed to indemnify the Company pursuant to the applicable Registration Rights Agreement, with respect to any Offering in which CUSA and such Contributor offer Newco Common Stock. In the event such indemnification is not available or insufficient to hold harmless an indemnified party pursuant to the foregoing sentence, each such Contributor and CUSA hereby agrees to contribute to the amount paid or payable by such indemnified party on the same terms and subject to the same conditions as it has agreed to contribute to such amounts paid or payable by the Company pursuant to the applicable Registration Rights Agreement. The agreements contained in this Section 7 shall survive each sale of Newco Common Stock pursuant to this Agreement and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party.

Section 8. Term. This Agreement shall terminate upon the termination of the Registration Rights Agreement between CUSA and Newco.

Section 9. Miscellaneous.

(a) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or three days after being mailed by delivery service that guarantees overnight delivery, in each case to the applicable addresses set forth below:

If to any Contributor, to its address for notices as set forth in the Merger Agreement.

If to CUSA:

Chevron U.S.A. Inc.
6001 Bollinger Canyon Road
San Ramon, CA 94583
Attention: General Counsel
Fax: (925) 842-7084

with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street
San Francisco, CA 94105
Attention: Terry Michael Kee
Fax: (415) 983-1200

or to such other address as such party shall have designated by notice so given to each other party.

(b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each Contributor and CUSA.

(c) Assignment; Successors and Assigns. No party may assign this Agreement without the prior written consent of each other party. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(d) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement.

(e) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other party or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties’ intentions hereunder.

(f) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

(g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(i) Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

(k) Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware to the fullest extent possible.

(l) Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(m) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

(n) Expenses. Each Contributor and CUSA shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties have duly executed this Lock-Up Agreement as of the date first above written.

LSP GEN INVESTORS, LP

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LS POWER PARTNERS, LP

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LS POWER ASSOCIATES, L.P.

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LS POWER EQUITY PARTNERS PIE I, LP

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LS POWER EQUITY PARTNERS, L.P.

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

CHEVRON U.S.A. INC.

By:	/s/ MATTHEW J. FOEHR
Name:	Matthew J. Foehr
Title:	Vice-President